Exhibit 99.1
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CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “***.” AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.
ENHANZE™ TECHNOLOGY LICENSE AND COLLABORATION AGREEMENT
(Biologic)
     THIS ENHANZE TECHNOLOGY LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), effective as of September 7, 2007 (the “Effective Date”) is entered into between HALOZYME, INC., a California corporation (“Halozyme”), having a place of business at 11588 Sorrento Valley Road, Suite 17, San Diego, California 92121, USA, on the one hand, and BAXTER HEALTHCARE CORPORATION, a Delaware corporation, with its principal place of business at One Baxter Parkway, Deerfield, Illinois 60015-4633, USA, and BAXTER HEALTHCARE S.A., a Swiss corporation, with its principal place of business at Hertistrasse 2, 8304 Wallisellen, Switzerland (together with its Affiliates, collectively, “Baxter”), on the other hand, with respect to the following facts:
     WHEREAS, Halozyme is the owner or exclusive licensee of certain patents, formulations and know-how related to the PH20 Drug (as defined below);
     WHEREAS, Baxter is the owner or exclusive licensee of certain patents and know-how related to the Baxter Biologic (as defined below);
     WHEREAS, the parties desire to enter into a collaborative relationship in which the parties will collaboratively develop, and Halozyme will license to Baxter the right to commercialize, the Products in the Territory (each as defined below), all on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:
     1. DEFINITIONS.
          1.1 “Affiliate” shall mean, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, (a) for purposes of the definition of Baxter, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, one hundred percent (100%) (or if the law of the jurisdiction in which the other entity is organized does not permit foreign ownership of one hundred percent (100%), the highest percentage permitted by applicable law to be owned by such entity) of the voting equity of the other entity (or other comparable interest for an entity other than a corporation), and (b) for all other purposes, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of the other entity (or other comparable interest for an entity other than a corporation).
          1.2 “API” shall mean the bulk form of active compound of PH20 Drug.

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          1.3 “API Specifications” shall mean the specifications for the API provided by Halozyme to Baxter.
          1.4 “Baxter Biologic” shall mean an IVIG that is produced by or contract manufactured for Baxter (including without limitation the form of IgG described in BLA Nos. 125105/0 and 103133/0).
          1.5 “BLA” shall mean a Biologics License Application or similar application for marketing approval of a product submitted to the FDA, or its foreign equivalent.
          1.6 “cGMP” shall mean the principles detailed in the United States Current Good Manufacturing Practices (21 CFR 200, 211 and 600), the “Rules Governing Medicinal Product in The European Community — Volume IV Good Manufacturing Practice for Medicinal Products,” and/or “Cooperative Manufacturing Arrangements for Licensed Biologics” FDA-CBER.
          1.7 “Collaboration Supported Biologic Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed in the Territory; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case (i) that use or are supported by data and information derived from the use of the Baxter Biologic or are derived from the activities under this Agreement, and (ii) only to the extent they relate to the Baxter Biologic, its manufacture or use.
          1.8 “Collaboration Supported Patent Rights” shall mean, collectively, the Collaboration Supported Biologic Patent Rights and the Collaboration Supported PH20 Patent Rights.
          1.9 “Collaboration Supported PH20 Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed in the Territory; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; in each case (i) that use or are supported by data and information derived from the use of PH20 Drug or are derived from the activities under this Agreement, and (ii) only to the extent they relate to recombinant human PH20 hyaluronidase, its manufacture or use.
          1.10 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the

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right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.
          1.11 “Development Agreement” shall mean the Amended and Restated Development and Supply Agreement dated as of February 14, 2007, between Halozyme and Baxter (as amended or restated from time to time).
          1.12 “DMF” shall mean a Drug Master File filed with the FDA, or its foreign equivalent.
          1.13 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.
          1.14 “Field” shall mean the prevention or treatment of any disease, state or condition in humans.
          1.15 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product by Baxter, its sublicensee or their respective Affiliates to customers who are not Affiliates in any country after all applicable marketing approvals (if any) have been granted by the applicable governing health authority.
          1.16 “Halozyme In-License” shall mean a license, sublicense or other agreement under which Halozyme has acquired, or hereafter acquires, rights to the Licensed IP Rights.
          1.17 “IND” shall mean an Investigational New Drug application or similar application required to commence human clinical testing of a product submitted to the FDA, or its foreign equivalent.
          1.18 “IVIG” shall mean polyclonal immunoglobulin G (IgG), together with up to three percent (3%) immunoglobulin A (IgA) and/or up to trace amounts of immunoglobulin M (IgM), derived from pooled plasma from human donors, in each case (a) where the plasma has not been selectively screened for specificity to one or more specific, therapeutically relevant targets, and (b) where the donors have not been specifically immunized for the purposes of collecting plasma therefrom.
          1.19 “Licensed IP Rights” shall mean, collectively, the Licensed Know-How Rights, Licensed Patent Rights and Licensed Marks.
          1.20 “Licensed Know-How Rights” shall mean, collectively, Halozyme’s rights (including Halozyme’s grantback rights obtained from third parties) in all trade secret and other know-how rights regarding PH20 Drug (or the use thereof) reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Territory in the Field.

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          1.21 “Licensed Marks” shall mean those certain trademarks, trade names, designs and markings owned or licensed by Halozyme and designated from time to time in writing by Halozyme for use by Baxter under this Agreement in connection with the packaging, labeling, promotion and marketing of Products in the Territory in the Field.
          1.22 “Licensed Patent Rights” shall mean, collectively, Halozyme’s rights (including Halozyme’s grantback rights obtained from third parties) in (a) all patent applications heretofore or hereafter filed in the Territory which claim, and only to the extent they claim, PH20 Drug alone or in combination with any other composition (or, in each case, the use thereof) reasonably necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Territory in the Field; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.
          1.23 “Major Market Countries” shall mean Canada, France, Germany, Italy, Sweden, the United Kingdom and the United States.
          1.24 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Baxter, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of such Product) less, to the extent reasonable and customary in the pharmaceutical industry and actually paid or accrued by Baxter, its sublicensee or their respective Affiliates (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) freight and insurance costs incurred by Baxter, its sublicensee or their respective Affiliates (as applicable) in transporting such Product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers under price reduction programs that are consistent with price reductions given for similar products by Baxter, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of such Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers.
          1.25 “PH20 Drug” shall mean the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase), supplied by Halozyme to Baxter pursuant to this Agreement.

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          1.26 “Product” shall mean each of the following:
               1.26.1 a product, for use in the Field, comprising (a) not less than *** grams (***g) of the Baxter Biologic (and, except as otherwise set forth in Section 3.5, no other active pharmaceutical ingredients), and (b) PH20 Drug, as an active ingredient/excipient for enhancing the dispersion and/or absorption of the Baxter Biologic, in any liquid injectable formulation, and/or any lyophilized formulation, which product is promoted, marketed and sold as an Integrated Kit (each, a “Kit Product”); and
               1.26.2 a product, for use in the Field, comprising (a) the Baxter Biologic (and, except as otherwise set forth in Section 3.5, no other active pharmaceutical ingredients), and (b) PH20 Drug, as an active ingredient/excipient for enhancing the dispersion and/or absorption the Baxter Biologic in any liquid injectable formulation, and/or any lyophilized formulation, which product is promoted, marketed and sold in a co-formulation (i.e., pre-formulated together in a single solution in a single container, in a single package with a single label at a single price) (each, a “Co-formulation Product”).
     For purposes of this provision, an “Integrated Kit” shall mean a kit (i.e., in separate containers, but packaged and labeled together at a single price) (a) in which the container of the PH20 Drug component, and the container of the Baxter Biologic component, are physically integrated into a single device that Baxter demonstrates, to Halozyme’s reasonable satisfaction, provides sufficient protection against the sale, transfer and/or use of the PH20 Drug component other than as part of such kit as an active ingredient/excipient for enhancing the dispersion and/or absorption of the Baxter Biologic, and (b) which Baxter demonstrates, to Halozyme’s reasonable satisfaction, comprises a quantity of PH20 Drug that is insufficient to effectively enhance the dispersion and/or absorption of a material amount of any IVIG (or any other therapeutic agent) in excess of the amount of the Baxter Biologic comprising such kit, to protect against the sale, transfer and/or use of the PH20 Drug component as an active ingredient/excipient for enhancing the dispersion and/or absorption of any IVIG (or any other therapeutic agent) in excess of the amount of the Baxter Biologic comprising such kit.
          1.27 “Representative” shall mean, as to Baxter, any of its Affiliates and any of its or its Affiliate’s directors, officers, employees, agents, advisors (including without limitation financial, legal and accounting advisors) and controlling persons.
          1.28 “Royalty Term” shall mean, with respect to each Product in each country, the period equal to the longer of (a) if, at the time of the First Commercial Sale of such Product in such country, the use, offer for sale, sale or import of such Product in such country would infringe a Valid Claim (if such Valid Claim were in an issued patent), the term for which such Valid Claim remains in effect and would be infringed (if such Valid Claim were in an issued patent), and (b) ten (10) years following the date of the First Commercial Sale of such Product in such country.

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          1.29 “Territory” shall mean all countries in the world.
          1.30 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the Licensed Patent Rights or the Collaboration Supported Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Licensed Patent Rights or the Collaboration Supported Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application. However this subsection (b) shall not apply to such claims pending more than *** (***) years following the priority date of the applicable patent application.
     2. REPRESENTATIONS AND WARRANTIES.
          2.1 By Each Party. Each party represents and warrants to the other party as follows:
               2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
               2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.
               2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.
               2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.
          2.2 By Halozyme. Halozyme further represents and warrants to Baxter that, to the best of its knowledge, neither Halozyme’s Report on Form 10-K for the year ended December 31, 2006, nor any other document filed by Halozyme with the Securities and Exchange Commission (“SEC”) since March 9, 2007, contained a misstatement of a material fact, or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, as of the date such filing was made, in each case regarding the scope, validity or enforceability of the Licensed Patent Rights.

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          2.3 By Baxter. Baxter further represents and warrants to the best of its knowledge, that no breach or default (or any event that with notice or lapse of time or both would become a breach or default) by Baxter or any of its Affiliates has occurred under any agreement relating to the administration of PH20 Drug in combination with IVIG between Baxter or any such Affiliate, and Halozyme. ***
          2.4 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.6, HALOZYME MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE LICENSED IP RIGHTS ARE PROVIDED “AS IS.”
     3. LICENSE.
          3.1 License Grant to Baxter.
               3.1.1 On the terms and conditions of this Agreement, Halozyme hereby grants to Baxter an exclusive worldwide license under the Licensed IP Rights, including Collaboration Supported Biologic Patent Rights and the Collaboration Supported PH20 Patent Rights, with rights to sub-license as set forth in Section 3.1.2, to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field. Except as expressly set forth in this Agreement, Baxter shall not use the Licensed IP Rights for any other use.
               3.1.2 Baxter shall have the right to grant sublicenses, on a Product-by-Product basis, (a) to third parties, other than Affiliates, for the purpose of developing, manufacturing or commercializing such Product in each case jointly with, or for the benefit of, Baxter, or (b) to Affiliates. Baxter shall provide Halozyme with a copy of each sublicense promptly after executing the same; provided, however, that Baxter shall have the right to redact any confidential terms from the copy provided to Halozyme. Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and Baxter shall remain responsible for all payments due to Halozyme hereunder.

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          3.2 Cross License to Collaboration Supported Patent Rights.
               3.2.1 The parties intend that this Agreement shall not restrict Baxter’s freedom to develop and commercialize the Baxter Biologic except as expressly set forth herein regarding recombinant human PH20 hyaluronidase. Halozyme hereby grants to Baxter a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the Collaboration Supported Biologic Patent Rights (that are not also Collaboration Supported PH20 Patent Rights) for all uses, other than to make, have made, use, offer for sale, sell and import Products in the Territory.
               3.2.2 The parties intend that this Agreement shall not restrict Halozyme’s freedom to develop and commercialize recombinant human PH20 hyaluronidase except as expressly set forth herein regarding IVIG. Baxter hereby grants to Halozyme a royalty-free, perpetual, irrevocable, nonexclusive, worldwide license (with the right to grant sublicenses) under the Collaboration Supported PH20 Patent Rights for all uses, other than to make, have made, use, offer for sale, sell and import Products in the Territory. Halozyme shall use commercially reasonable efforts to obtain a similar grantback license from any third party that enters into a development agreement with Halozyme for rights to make and sell products comprising recombinant human PH20 hyaluronidase, and if Halozyme is unable to obtain such a grantback license from any such third party, then Halozyme shall not grant a sublicense to such third party under the license grant from Baxter under this Section 3.2.2, and any such sublicense granted by Halozyme to such third party shall be void.
          3.3 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.
          3.4 Exclusivity.
               3.4.1 Except as otherwise expressly permitted by this Agreement, neither party nor its Affiliates shall develop, manufacture, sell or otherwise commercialize any product in a kit form (i.e., in separate containers, but packaged and labeled together at a single price) or a co-formulation (i.e., pre-formulated together in a single solution in a single container, in a single package with a single label at a single price), in each case that comprises recombinant human PH20 hyaluronidase and any IVIG, or enter into any agreement with any third party to do the same, without the prior express written consent of the other party.
               3.4.2 Notwithstanding anything to the contrary in this Agreement, Halozyme reserves the right to grant rights and licenses to third parties under the Licensed IP Rights to conduct research (but not clinical development or commercial sales) regarding recombinant human PH20 hyaluronidase (whether alone or in combination with other compositions), unless such right or license discloses or reasonably suggests or unless Halozyme otherwise becomes aware that such other composition comprises an IVIG.
          3.5 Other Active Ingredients. If Baxter desires, for good faith reasons of safety or efficacy, to include any other active pharmaceutical ingredient (other than PH20 Drug or the Baxter Biologic) in a Product, then Baxter shall give written notice thereof, and Halozyme

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in good faith shall consider permitting Baxter the nonexclusive right to include such other active pharmaceutical ingredient in such Product, provided that (a) the Baxter Biologic is the primary active pharmaceutical ingredient in such Product, (b) Halozyme has the right to grant such rights to Baxter, (c) Halozyme does not have a bona fide internal program of development or commercialization with respect to such other active pharmaceutical ingredient, and (d) granting such rights do not otherwise conflict with Halozyme’s PH20 hyaluronidase development and commercialization program whether alone or with actual or potential licensees or other collaborators. If Halozyme gives Baxter written notice that Halozyme agrees to permit Baxter the nonexclusive right to include such other active pharmaceutical ingredient in such Product, then effective upon receipt by Baxter of such written notice, the definition of such Product only (and no other Products) shall be amended to include, on a nonexclusive basis, such other active pharmaceutical ingredient in such Product provided that the Baxter Biologic is the primary active pharmaceutical ingredient in such Product.
          3.6 Consistency of Administration. Kit Products developed under this agreement shall be labeled for administration or infusion of the PH20 Drug component in such a manner so as to promote reasonably consistent use of Halozyme’s PH20 hyaluronidase, as compared to other products incorporating Halozyme’s PH20 hyaluronidase, taking into account the need of administration for the target patient population, such labeling to be approved by Halozyme, such approval not to be unreasonably withheld.
          3.7 Other Licensee Kits. Halozyme shall use commercially reasonable efforts to require that each Future Kit Licensee agree, with respect to each Kit Product, that the container of the recombinant human PH20 hyaluronidase component, and the container of the primary therapeutic, injectable drug component, comprising such Kit Product are physically integrated into a single device that such Future Kit Licensee demonstrates, to Halozyme’s reasonable satisfaction, provides sufficient protection against the sale, transfer and/or use of the recombinant human PH20 hyaluronidase component other than as part of such Kit Product as an active ingredient/excipient for enhancing the dispersion and/or absorption the primary therapeutic, injectable drug component of such Kit Product. For purposes of this Section 3.7, (a) “Future Kit Licensee” shall mean any third party that, after the Effective Date, enters into an agreement with Halozyme pursuant to which such third party obtains a license under the Licensed Patent Rights to commercialize a Kit Product, and (b) “Kit Product” shall mean a product comprising greater than 1500 USP units of the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase), supplied by Halozyme, as an active ingredient/excipient for enhancing the dispersion and/or absorption of the primary therapeutic, injectable drug component of such product, in a kit (i.e., in separate containers, but packaged and labeled together at a single price).
     4. FINANCIAL TERMS.
          4.1 License Fee. On the Effective Date, Baxter shall pay to Halozyme the nonrefundable and noncreditable initial license fee of ten million dollars ($10,000,000).

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          4.2 Milestone Payments.
               4.2.1 Within thirty (30) days following the first achievement of each of the following development milestones, Baxter shall give written notice to Halozyme and shall pay to Halozyme the corresponding non-refundable and noncreditable development milestone payments:
$***	Submission of the first BLA for the first Product by Baxter, its sublicensee or their respective Affiliates; and

$***	First Commercial Sale of the first Product by Baxter, its sublicensee or their respective Affiliates.
If for whatever reason (other than due to a breach by Baxter) the first above-listed development milestone payment is not paid and the second above-listed development milestone event is achieved, then both the first and the second above-listed development milestone payments shall be payable at the time the second development milestone payment is payable.
               4.2.2 Within thirty (30) days following the first achievement of each of the following sales milestones, Baxter shall give written notice to Halozyme and shall pay to Halozyme the corresponding non-refundable and noncreditable sales milestone payments:
$***	Net Sales of all Products, in the aggregate, is equal to or in excess of *** dollars ($***) for a calendar year; and

$***	Net Sales of all Products, in the aggregate, is equal to or in excess of *** dollars ($***) for a calendar year; and

$***	Net Sales of all Products, in the aggregate, is equal to or in excess of *** dollars ($***) for a calendar year.
               4.2.3 Notwithstanding anything to the contrary in this Agreement, Baxter shall be obligated to pay each of the milestone payments under Section 4.2.1 or 4.2.2 only once.
          4.3 Royalties.
               4.3.1 Within thirty (30) days following the First Commercial Sale of each Product in each country, Baxter shall give written notice to Halozyme thereof.

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               4.3.2 During the applicable Royalty Term, Baxter shall pay to Halozyme royalties equal to the following percentage of Net Sales by Baxter, its sublicensees and their respective Affiliates:
***%	for such Net Sales of Products up to $*** in a calendar year, and

***%	for such Net Sales of Products in excess of $*** in a calendar year.
               4.3.3 If during the applicable Royalty Term the manufacture, use, offer for sale, sale or import of such Product in the country in which manufactured, used, offered for sale, sold or imported would not infringe a Valid Claim (if such Valid Claim were in an issued patent) in such country, the applicable royalty rate under Section 4.3.2 for such Product in such country shall be reduced by ***.
               4.3.4 If Baxter, its sublicensees or their respective Affiliates sells a Product to a third party who also purchases other products or services from Baxter, its sublicensees or their respective Affiliates, and Baxter, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of such Product to such third party shall equal the arm’s length price that third parties would generally pay for the Product alone when not purchasing any other product or service from Baxter, its sublicensee or their respective Affiliates. For purposes of this provision “discounting” includes establishing the price at a materially lower-than-normal level for the customer in question.
               4.3.5 If Baxter, its sublicensee or their respective Affiliates or distributors offer for sale or sells any Kit Product in any country, then (a) Baxter (or such sublicensee, Affiliate or distributor) shall offer for sale and sell in such country one or more Kit Products comprising *** grams (***g) of the Baxter Biologic and shall use commercially reasonable efforts to satisfy the market demand for such *** gram (***g) Kit Products, and (b) Baxter shall (and shall cause its sublicensees and its and their respective Affiliates and distributors to) not knowingly, directly or indirectly, promote, encourage, facilitate or assist in the use of the PH20 Drug portion of any Kit Product other than to enhance the dispersion and/or absorption of the amount of the Baxter Biologic comprising such Kit Product. Nothing in this Section 4.3.5 shall preclude Baxter, its sublicensee or their respective Affiliates or distributors from offering for sale or selling in such country one or more Kit Products comprising greater than ten grams (10g) of the Baxter Biologic.
          4.4 API Transfer Price. For all API supplied by Halozyme under Section 6, Baxter shall pay to Halozyme a transfer price equal to *** percent (***%) of the fully-burdened actual cost to Halozyme to manufacture (or have manufactured), store and supply API. Halozyme shall invoice Baxter for all API upon shipment in accordance with Section 6, and Baxter shall pay each such invoice within sixty (60) days after receipt.

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          4.5 Royalty Reports.
               4.5.1 Within sixty (60) days after the end of each calendar quarter following the First Commercial Sale of a Product by Baxter, its sublicensees or their respective Affiliates, Baxter shall furnish to Halozyme a written report showing in reasonably specific detail, on a Product-by-Product and country-by-country basis, (a) the gross sales of all Products sold by Baxter, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars.
               4.5.2 With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.
               4.5.3 Baxter shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.
               4.5.4 All royalties shown to have accrued by each royalty report provided under this Section 4.5 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.
          4.6 Audits.
               4.6.1 Upon the written request of Halozyme and not more than once in each calendar year, Baxter shall permit an independent certified public accounting firm of nationally recognized standing, selected by Halozyme and reasonably acceptable to Baxter, at Halozyme’s expense, to have access during normal business hours to such records of Baxter as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Halozyme only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed during the audited period, Baxter shall pay such additional royalties within sixty (60) days of the date Halozyme delivers to Baxter such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Halozyme; provided, however, if the audit discloses that the royalties payable by Baxter for such period are more than one hundred five percent (105%) of the royalties actually paid for such period, then Baxter shall pay the reasonable fees and expenses charged by such accounting firm. Halozyme shall treat all financial information subject to review under this

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Section 4.6.1 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.
               4.6.2 Upon the written request of Baxter and not more than once in each calendar year, Halozyme shall permit an independent certified public accounting firm of nationally recognized standing, selected by Baxter and reasonably acceptable to Halozyme, at Baxter’s expense, to have access during normal business hours to such records of Halozyme as may be reasonably necessary to verify the accuracy of the API transfer price hereunder for any year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Baxter only whether the API transfer price invoices are correct or not and the specific details concerning any discrepancies. No other information shall be shared. Baxter shall treat all financial information subject to review under this Section 4.6.2 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.
          4.7 Withholding Taxes. Baxter shall be entitled to deduct from the royalty payments otherwise due to Halozyme hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are required to be withheld by Baxter, to the extent Baxter pays to the appropriate governmental authority on behalf of Halozyme such taxes, levies or charges. Baxter shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Halozyme by Baxter. Baxter promptly shall deliver to Halozyme proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.
          4.8 Payment Method. All payments by Baxter to Halozyme hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Halozyme to Baxter.
     5. PRODUCT DEVELOPMENT AND COMMERCIALIZATION.
          5.1 Responsibility.
               5.1.1 Except as otherwise set forth in this Section 5.1, Baxter shall be solely responsible, at its sole cost, for conducting the development, manufacture, regulatory approval and commercialization of Products in the Territory, and shall own all regulatory applications, filings, approvals and licenses for each Product.
               5.1.2 Baxter shall engage Halozyme, and Halozyme shall have the exclusive right, to conduct development and regulatory work for the PH20 Drug component of each Product. All such activities by Halozyme shall be conducted at the reasonable request of Baxter pursuant to a mutually acceptable written workplan that is customary in the industry. Following the end of each calendar quarter, Halozyme shall invoice Baxter for the fully burdened cost to Halozyme to conduct such activities, and Baxter shall pay each such invoice within sixty (60) days after receipt.

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               5.1.3 Halozyme shall own the DMF for the PH20 Drug component of each Product. Baxter shall have the right to cross-reference such DMF, together with all regulatory approvals for the Standalone Product (as defined in the Development Agreement), solely for the purposes of the applicable regulatory applications for Products. In countries where this is not feasible, Halozyme shall provide Baxter, at Baxter’s cost, with such information in Halozyme’s control regarding the PH20 Drug component of each Product, including the DMF, as is reasonably necessary for Baxter to include in the applicable regulatory applications for such Product. Halozyme shall provide Baxter with information concerning the PH20 Drug as is reasonably necessary to produce Investigator Brochures for Product clinical trials.
               5.1.4 Prior to finalizing the protocol (or any revision thereto) for any clinical trial for a Product, (a) Baxter shall provide Halozyme with a copy of the reasonably complete draft of such protocol or revision; (b) Halozyme shall have a reasonable opportunity (not to exceed fifteen (15) days) to review, comment and consult on each such protocol or revision; (c) the parties shall discuss Halozyme’s comments relating to the PH20 Drug component of such Product; and (d) Baxter shall in good faith consider the reasonable comments of Halozyme relating to the PH20 Drug component of such Product.
               5.1.5 Except as otherwise set forth in this Sections 5.1.6, 5.1.7, 5.1.8 and 5.5, Baxter shall not communicate with the FDA or the governing health authorities of any country directly regarding the PH20 Drug portion of any Product without the prior consent of Halozyme.
               5.1.6 If the FDA or the governing health authorities of any country initiates any oral communication with Baxter directly regarding the PH20 Drug portion of any Product, Baxter shall have the right to respond to such communication to the extent reasonably necessary or appropriate under the circumstances; provided, however, that (a) Baxter shall use reasonable efforts to limit the communications regarding the PH20 Drug portion of any Product that are conducted without the participation of Halozyme; (b) promptly thereafter, Baxter shall provide Halozyme with written notice thereof in reasonably specific detail describing the communications regarding the PH20 Drug portion of any Product; and (c) Baxter promptly shall provide Halozyme with copies of all minutes and other materials resulting therefrom.
               5.1.7 Baxter promptly shall provide Halozyme with copies of all written communications from the FDA or the governing health authorities of any country directly regarding the PH20 Drug portion of any Product. With respect to any filing, communication or other submission with the FDA or the governing health authorities of any country directly regarding the PH20 Drug portion of any Product, (a) Baxter shall provide Halozyme with an advance copy of the reasonably complete draft of thereof; (b) Halozyme shall have a reasonable opportunity (not to exceed ten (10) days) to review, comment and consult on each such draft, taking into consideration any FDA response deadline; (c) the parties shall discuss Halozyme’s comments relating to the PH20 Drug component of such Product; and (d) Baxter shall in good faith incorporate the reasonable comments of Halozyme.
               5.1.8 With respect to any meetings, telephone conferences, video conferences or other non-written communication with the FDA or the governing health authorities of any country directly regarding the PH20 Drug portion of any Product, not covered

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under Section 5.1.6, (a) Baxter shall provide Halozyme with reasonable written notice thereof in reasonably specific detail sufficiently in advance to allow Halozyme the opportunity to have one representative actively participate therein; (b) upon the request of Halozyme, Baxter shall provide Halozyme with advance details regarding the subject matter thereof; (c) Halozyme shall have the right to be present at, and to the extent relating to the PH20 Drug portion of a Product participate in, any such telephone conferences, video conferences or other non-written communication; and (d) Baxter promptly shall provide Halozyme with copies of all minutes and other materials resulting therefrom. Any information not directly regarding the PH20 Drug portion of any Product that is disclosed during any of the above referenced meetings, telephone conferences, video conferences or other non-written communication with the FDA or the governing health authorities of any country and that is thereby disclosed to Halozyme is Baxter’s Confidential Information and subject to the provisions of Section 8.1.
               5.1.9 Notwithstanding any of the above sections in this Article 5, Baxter reserves the right to redact any communications between Baxter and the FDA or other regulatory authorities to remove any and all proprietary information directly regarding a Baxter Biologic.
          5.2 Diligence Efforts. Baxter shall use commercially reasonable efforts to actively develop and obtain regulatory approvals to market in the Major Market Countries at least one Product hereunder, and following such approval, shall use commercially reasonable efforts to market the Product. Commercially reasonable efforts shall mean those efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical biologic products of similar market potential and market size and at a similar stage in the development or life of such product. If Baxter fails to actively develop and endeavor to obtain regulatory approvals to market in any Major Market Country at least one Product for a period of one (1) year or more, provided such failure is not the result of (a) delays in Halozyme’s performance of its obligations under this Agreement, or (b) unforeseen regulatory requirements that are beyond the control of Baxter; then upon not less than thirty (30) days prior written notice from Halozyme to Baxter, (i) the parties shall meet to discuss the cause(s) of such failure, (ii) Baxter shall have ninety (90) days to remedy such failure, and (iii) if Baxter fails to remedy such failure within the above timeframe, Baxter’s license in such Major Market Country under Section 3.1 shall terminate. If Baxter’s license in all Major Market Countries has terminated, then this Agreement promptly shall terminate.
          5.3 Research and Development Reports.
               5.3.1 Baxter shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Within thirty (30) days after the end of each June until the First Commercial Sale in each Major Market Country of a Product, Baxter shall prepare and provide Halozyme with a reasonably detailed written report (in a form reasonably acceptable to Halozyme) of the activities conducted under this Agreement, and the results thereof, through such date of such report to develop and obtain regulatory approvals to market Products in the Territory.
               5.3.2 Halozyme shall keep complete and accurate records of its activities to develop the PH20 Drug portion of each Product on behalf of Baxter under this Agreement and the results thereof. Within thirty (30) days after the end of each June until the First Commercial

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Sale in each Major Market Country of a Product, Halozyme shall prepare and provide Baxter with a reasonably detailed written report (in a form reasonably acceptable to Baxter) of such activities and the results thereof.
               5.3.3 Baxter promptly shall inform Halozyme in writing, in reasonably specific detail, of any data, results or other information from each preclinical study or human clinical trial of a Product that could reasonably be related to the PH20 Drug portion of each Product. Promptly following the completion of each preclinical study or human clinical trial of a Product, Baxter shall provide Halozyme with (a) copies of the data tables and data listings as soon as the QC process therefor, and (if applicable) unblinding thereof, is complete, and (b) a copy of the final study report as soon as such report is finalized.
          5.4 Trademarks.
               5.4.1 Baxter, its sublicensee or their respective Affiliates shall have the right to determine the names and trademarks to use in connection with the promotion, marketing and sale of Products, and shall own and maintain such trademarks for use in connection with the promotion, marketing and sale of Products; provided, however, that Baxter shall include on all packaging, labeling and marketing and promotional materials regarding any Product the name Halozyme, and the mark Enhanze (or such other mark reasonably requested by Halozyme) as a secondary mark, reasonably identifying that such product incorporates technology of Halozyme. Nothing in this Agreement shall create an obligation on Halozyme to register or otherwise maintain in force any marks.
               5.4.2 Except as otherwise set forth above, Baxter, its sublicensees and their respective Affiliates shall not (a) use any of Halozyme’s trademarks, or any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, or (b) register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any trade mark or trade name which Halozyme or any associated company owns or claims rights in. Any goodwill associated with any of Halozyme’s names or marks affixed or applied or used in connection with Products shall accrue to the sole benefit of Halozyme.
          5.5 Adverse Event Reporting. Each party shall promptly notify the other party immediately of any information that comes to such party’s attention concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of PH20 Drug or a Product. For purposes of this Section 5.5, “serious” shall mean an experience which (a) results in the death, permanent or substantial disability, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, cancer, the result of an overdose or life threatening (only if unrelated to primary disease); and “unexpected” shall mean (x) for a nonmarketed Product, an experience that is not identified in nature, severity or frequency in the current clinical investigator’s confidential information brochure, and (y) for a marketed product, an event which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an experience listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other party of any information received regarding any

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threatened or pending action by an agency that may affect the safety and efficacy claims of a product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall restrict either party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law, regulation or court order.
          5.6 Alliance Management.
               5.6.1 Promptly following the Effective Date, each party shall appoint a person to act as its alliance manager to coordinate its business activities under this Agreement, and a project leader to coordinate its technical activities under this Agreement, along with an equal number of alliance project team members (which shall include the alliance manager and the project leader) from each party to oversee the operational, technical and strategic aspects of its activities under this Agreement. Each party shall notify in writing the other party as soon as practicable upon making, and changing, any of these appointments. The alliance managers shall be the primary business contacts, and the project leaders shall be the primary technical contacts, between the parties with respect to their respective activities under this Agreement. The alliance manager and project leader for each party promptly shall respond to all reasonable requests and other communications from the other party.
               5.6.2 The alliance project team shall meet not less than once each calendar month on such dates and at such times as agreed to by Halozyme and Baxter, until such time as the alliance managers mutually agree and unless the parties mutually agree to alternative meeting dates or times. Not less than once each calendar quarter, such meetings of the alliance project team shall be in person alternating between San Diego, California, and Thousand Oaks, California, or such other locations as the parties mutually agree. All other meetings of the alliance project team may be conducted by telephone or videoconference. Each party may permit such visitors to meetings of the alliance project team as the parties mutually agree in writing prior to such meetings.
               5.6.3 At each quarterly in person meeting of the alliance project team, the alliance project team shall discuss and develop long term strategic goals and plans for the activities of the parties to be conducted under this Agreement. At each meeting of the alliance project team, the alliance project team shall (a) discuss the activities of the parties under this Agreement conducted since the last meeting and present the results thereof, (b) discuss and prepare plans for the activities of the parties under this Agreement to be conducted thereafter, and (c) address any other issues raised by either party regarding the management, exchange of information or conduct of the activities of the parties under this Agreement. Each party shall be responsible for its own costs in connection with the meetings of the alliance project team. Within two (2) weeks after each meeting of the alliance project team, one party (alternating from meeting to meeting) shall prepare and provide the other party with written minutes of the discussions, decisions and action items from such meeting which shall be subject to the reasonable approval and comment by the other party.
               5.6.4 From time to time, the alliance project team may develop policies and procedures for managing the alliance, exchanging information and assuring the prompt and

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efficient development and commercialization of Products under this Agreement. Baxter shall have final decision-making authority with respect to the development and commercialization of Product. For the avoidance of doubt, this authority does not affect Baxter’s contractual obligations, or Halozyme’s rights, under Sections 3.6, 5.1 or 5.2 of this Agreement.
     6. SUPPLY OF API.
          6.1 Manufacture and Sale. On the terms and conditions of this Section 6, Halozyme shall manufacture (or have manufactured), sell and deliver to Baxter all API required by Baxter, its sublicensees and their respective Affiliates for use in Products. Baxter shall purchase from Halozyme all quantities of API required by Baxter, its sublicensees and their respective Affiliates for use in Products. Baxter, its sublicensees and their respective Affiliates shall use API solely for the development, manufacture and commercialization of Products pursuant to this Agreement.
          6.2 Manufacturing Practices.
               6.2.1 Halozyme shall manufacture, or have manufactured, API under this Section 6 in conformity with the API Specifications and in accordance with all applicable laws and regulations. Unless otherwise required by applicable laws or regulations, the API Specifications and/or the manufacturing process shall not be materially amended without the prior written consent of both parties.
               6.2.2 Unless the parties otherwise mutually agree, Halozyme shall manufacture, or have manufactured, API under this Section 6 in accordance with GMP.
               6.2.3 Subject to Section 6.2.1, Halozyme shall use commercially reasonable efforts to utilize, for the purpose of manufacturing API hereunder, its then-current lowest cost manufacturing process that has been approved by the applicable regulatory authorities.
               6.2.4 Baxter shall have the right, at its sole expense, to audit Halozyme for compliance with applicable laws and regulations and GMP on reasonable notice during normal business hours and not more than once in each calendar year, subject to reasonable confidentiality obligations.
               6.2.5 Halozyme shall provide Baxter with certificates of analysis for all API supplied hereunder based upon a reference standard established by Halozyme and reasonably acceptable to Baxter.
               6.2.6 Upon the reasonable request of Baxter, Halozyme shall provide Baxter with such information, including analytical and manufacturing documentation, batch records for API and stability data, as is requested by Baxter regarding quality control of API supplied under this Section 6.
               6.2.7 All information disclosed or obtained pursuant to this Section 6 shall be Confidential Information of Halozyme.

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          6.3 Forecasts and Orders.
               6.3.1 Not less than one hundred eighty (180) days prior to the first day of each calendar quarter (commencing with the first calendar quarter in which Baxter, its sublicensees or their respective Affiliates order API from Halozyme hereunder), Baxter shall prepare and provide Halozyme with a written forecast of its good faith estimated requirements for API under this Section 6.3 for each of the subsequent six (6) calendar quarters. Baxter shall not (a) increase or decrease the quantity estimated for the first quarterly period of each forecast from the quantity estimated for the second quarterly period of the previous forecast, or (b) increase or decrease the quantity estimated for the second and third quarterly periods of each forecast by more than *** (***%) of the quantity estimated for the third and fourth quarterly periods of the previous forecast, respectively, without the prior express written consent of Halozyme. The quantities estimated for the fifth and sixth quarterly periods of each forecast shall be non-binding, and for planning purposes only.
               6.3.2 Baxter shall be required to purchase one hundred percent (100%) of the quantity forecasted for each API under this Section 6.3 for the first and second quarterly periods of each forecast under Section 6.3.1.
               6.3.3 Halozyme shall be required to supply the quantity of API ordered by Baxter under this Section 6.3 in any calendar quarter up to *** percent (***%) of the quantity forecasted for the first quarterly period of the most recent forecast. If Baxter’s orders in any calendar quarter exceed *** percent (***%) of the quantity forecasted for the first quarterly period of the most recent forecast, Halozyme shall use good faith efforts to supply such excess. Halozyme shall use commercially reasonable efforts to meet Baxter’s delivery requirements specified in accordance with Section 6.3.4. In the event of a shortfall to forecast, Halozyme shall use commercially reasonable efforts to apportion API among Baxter and its other customers on a pro rata basis according to their respective forecasts.
               6.3.4 Baxter shall make all purchases under this Section 6.3 by submitting firm purchase orders to Halozyme. Each such purchase order shall be in writing in a form reasonably acceptable to Halozyme, and shall specify the quantity of API ordered, the place of delivery and the required delivery date therefor, which shall not be less than sixty (60) days after the date of such purchase order. No additional terms of any such purchase order shall be binding on Halozyme and are expressly rejected hereby. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

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          6.4 Delivery and Acceptance.
               6.4.1 All API supplied under this Agreement shall be shipped FCA (Incoterms 2000) place of manufacture to such location as designated by Baxter. Title and risk of loss and damages to the API purchased by Baxter hereunder shall pass to Baxter upon receipt by the applicable carrier.
               6.4.2 Baxter shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of API purchased by Baxter under this Section 6.4.
               6.4.3 If a shipment of API or any portion thereof is not in conformance with the API Specifications, then Baxter shall have the right to reject such shipment of API if the entire shipment is nonconforming, or the portion thereof that fails to so conform, as the case may be. Baxter shall give written notice to Halozyme of its rejection hereunder, within forty-five (45) days after Baxter’s receipt of such shipment, specifying the grounds for such rejection. All or any part of any shipment may be held for Halozyme’s disposition, at Halozyme’s expense if found to be not in conformance with the API Specifications. Halozyme shall use its commercially reasonable efforts to cure such rejection or replace such nonconforming shipment of API, or portion thereof, within one hundred five (105) days after receipt of notice of rejection thereof.
               6.4.4 Baxter’s grounds for rejection shall be conclusive unless Halozyme notifies Baxter, within thirty (30) days of receipt by Halozyme of the notice of rejection, that it disagrees with such grounds. In the event of such a notice by Halozyme, representative samples of the batch of API in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the applicable API should be rejected.
          6.5 LIMITATION OF LIABILITY. HALOZYME’S SOLE LIABILITY TO BAXTER, AND BAXTER’S SOLE REMEDY, UNDER SECTION 6.4.3 SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING API. NOTHING IN SECTION 6.4 OR THIS SECTION 6.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 BELOW.
          6.6 Warranty. Halozyme warrants that all API delivered to Baxter pursuant to this Agreement shall conform with the API Specifications and the certificate of analysis, shall be free from defects in manufacture and handling, material and workmanship, and shall be manufactured in accordance with GMP (unless the parties otherwise mutually agree) and in compliance with applicable laws and regulations. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, HALOZYME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO API. HALOZYME DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NOTHING IN THIS SECTION 6.6 IS INTENDED

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TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 BELOW.
          6.7 Supply Strategy. Commencing not later than the first anniversary after the Effective Date, Halozyme shall be responsible for implementing a commercially reasonable supply strategy for API to meet Baxter’s reasonably anticipated forecasts provided pursuant to Section 6.3.1. Halozyme shall review such supply strategy with Baxter at least annually, and prior to implementing any material changes requiring a CBE-30 or equivalent regulatory filing.
          6.8 Quality Agreement. Prior to the supply of API hereunder to be used for the production of Product hereunder for use in the commercial launch thereof, the parties agree to negotiate and enter into a mutually acceptable quality agreement regarding the supply of API hereunder.
     7. PATENT RIGHTS.
          7.1 Prosecution and Maintenance.
               7.1.1 Except as otherwise set forth in Section 7.1.2, Halozyme shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain Licensed Patent Rights. Halozyme shall consider in good faith the interests of Baxter in so doing. Baxter shall assist Halozyme, upon request and at Halozyme’s sole expense, and to the extent commercially reasonable, in connection therewith. With respect to each patent application and patent within the Licensed Patent Rights, Halozyme shall (a) provide Baxter with any patent application filed by Halozyme promptly prior to filing and receive and incorporate reasonable comments by Baxter thereon; (b) provide Baxter with any patent application filed by Halozyme promptly after such filing; and (c) notify Baxter of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with Baxter as reasonably requested, and receive and incorporate reasonable comments by Baxter thereon.
               7.1.2 Baxter shall have the sole right, at its sole expense, to prepare, file, prosecute and maintain Collaboration Supported Biologic Patent Rights that claim, and only to the extent they claim, a Product or the Baxter Biologic, or the manufacture or use thereof. Baxter shall consider in good faith the interests of Halozyme in so doing. Halozyme shall assist Baxter, upon request and at Baxter’s sole expense, and to the extent commercially reasonable, in connection therewith.
               7.1.3 Any patent or patent application that is generated pursuant to activities contemplated by this Agreement which are not Collaboration Supported Patent Rights, shall be owned and prosecuted by the inventing party as determined under U.S. law or in the case of joint inventions, shall be owned jointly and prosecuted by the party determined by mutual agreement of the parties. Each party shall have the right to freely exploit, transfer, license or encumber its rights in any such jointly-owned patent rights without the consent of, or payment or accounting to, the other party.

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          7.2 Enforcement.
               7.2.1 Except as otherwise set forth in Section 7.2.2, Halozyme shall have the sole right, at its expense, to enforce Licensed Patent Rights. Halozyme shall consider in good faith the interests of Baxter in so doing. Baxter shall assist Halozyme, upon request and at Halozyme’s sole expense, and to the extent commercially reasonable, in connection therewith.
               7.2.2 Baxter shall have the sole right, at its expense, to enforce Collaboration Supported Biologic Patent Rights. Baxter shall consider in good faith the interests of Halozyme in so doing. Halozyme shall assist Baxter, upon request and at Baxter’s sole expense, and to the extent commercially reasonable, in connection therewith.
               7.2.3 With respect to any substantial and continuing infringement of the Licensed Patent Rights (other than Collaboration Supported Biologic Patent Rights that claim, and only to the extent they claim, a Product or an IVIG, or the manufacture or use thereof) by a third party making, using, offering for sale, selling or importing a product that comprises an IVIG in a country in the Territory for use in the Field, if Halozyme fails to abate such infringement or to file an action to abate such infringement within ninety (90) days after a written request from Baxter to do so, or if Halozyme discontinues the prosecution of any such action after filing without abating such infringement, then until such time as such infringement is abated, the royalty rate in such country shall be reduced by one-half (1/2) of the royalty rate set forth in Section 4.3.2.
               7.2.4 With respect any action to enforce the Licensed Patent Rights to abate any infringement of the Licensed Patent Rights by a third party making, using, offering for sale, selling or importing a product that comprises an IVIG in a country in the Territory for use in the Field, all monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Halozyme and Baxter; (b) second (to the extent that damages are awarded for lost sales or lost profits from the sale of Products), to Halozyme and Baxter in equal shares; and (c) the remainder to the account of the party or parties that undertake such actions to the extent of their financial participation therein.
      8. CONFIDENTIALITY.
          8.1 Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement. To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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          8.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement or the results thereof to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement or the results thereof, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, or (iii) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement of the parties, without the consent of the other party. Further notwithstanding the foregoing, either party may provide copies of the executed Agreement required for disclosure to the applicable governmental tax authorities.
          8.3 Permitted Disclosures. The confidentiality obligations under this Section 8 shall not apply to the extent that a party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.
          8.4 Publications. It is in the parties’ interest that Baxter publish the results of its research and/or development in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and such publication shall not be prohibited but shall be subject to the following: If Baxter desires to make any such publication (including any oral disclosure made without obligation of confidentiality), Baxter shall provide Halozyme with a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an outline of such oral disclosure at least fifteen (15) days prior to presentation. At the request of Halozyme, Baxter shall remove any Confidential Information of Halozyme therefrom. Halozyme additionally shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If Halozyme requests such a delay, Baxter shall delay submission or presentation of the publication for a period of thirty (30) days to enable Halozyme to prepare and file applicable patent applications. Upon the expiration of such thirty (30) day period (in the case of proposed written disclosures) or fifteen (15) day period (in the case of proposed written disclosures) from receipt by Halozyme, subject to the requirement to remove any Confidential Information of Halozyme, Baxter shall be free to proceed with the written publication or the presentation, respectively, unless Halozyme has requested the delay described above. Halozyme shall not publish any studies, clinical trials or results thereof regarding Products, and Baxter shall not publish any studies, clinical trials or results thereof regarding PH20 Drug other than as a component of Products.
     9. INDEMNIFICATION AND INSURANCE.
          9.1 By Baxter. Baxter shall indemnify and hold harmless Halozyme, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and

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expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Baxter under this Agreement; (b) the use of the Licensed IP Rights beyond the scope of the grant in Section 3.1, by Baxter, its sublicensees or their respective Affiliates; (c) the research, development, manufacture, use, sale, handling or storage of Products by or on behalf of Baxter, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use of the Confidential Information of Halozyme by Baxter, its sublicensees or their respective Affiliates.
          9.2 By Halozyme. Halozyme shall indemnify and hold harmless Baxter, and its directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Halozyme under this Agreement; or (b) the use by Halozyme of the Confidential Information of Baxter.
          9.3 Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 9.3, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 9.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 9.3, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any party claiming indemnification otherwise than under this Section 9.3. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 9.3.
          9.4 Insurance. Each party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement regarding Products in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as such party customarily maintains insurance for itself covering similar activities for its other products. Baxter retains the right to insure or self-insure at its sole discretion, the above coverage.

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      10. TERM AND TERMINATION.
          10.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5.2 or this Section 10, shall continue in effect until the expiration of Baxter’s obligation to pay royalties hereunder. Upon the expiration, but not earlier termination, of this Agreement on a country by country basis, provided that Baxter is not in breach of any representation, warranty or covenant hereunder, upon the written request of Baxter, the parties shall negotiate in good faith a mutually acceptable agreement on commercially reasonable terms under which (a) Baxter would receive a continued license under the Licensed Know-How Rights to develop, make, have made, use, offer for sale, sell and import Products in the Territory for use in the Field with a commercially reasonable royalty reflecting the value of the continued license under the Licensed Know-How Rights, and (b) Halozyme would continue to supply API to Baxter solely for such purpose at a commercially reasonable transfer price negotiated at arms-length. If such negotiation is requested by Baxter, the Parties shall endeavor to have an agreement in place before the termination of this Agreement.
          10.2 Termination for Breach. If a party has materially breached this Agreement and such material breach shall continue for thirty (30) days for a monetary breach, and sixty (60) days for a non-monetary breach, or such additional time reasonably necessary to cure such non-monetary breach, provided that the breaching party has commenced a cure within the sixty (60) day period and is diligently pursuing completion of such cure, such additional period not to exceed one hundred and twenty (120) days in total after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such period.
          10.3 Termination by Baxter. Baxter may terminate this Agreement at any time upon ninety (90) days prior written notice to Halozyme.
          10.4 Effect of Expiration or Termination.
               10.4.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.4, 3.2, 3.3, 4.6, 6.4.4, 6.5, 8, 9, 10.1, 10.4 and 11 shall survive any expiration or termination of this Agreement.
               10.4.2 Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.
      11. MISCELLANEOUS.
          11.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law principles thereof, and shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The courts of the State of California shall have

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jurisdiction over the parties hereto in all matters arising hereunder, and the exclusive venue for any such action shall be a state or federal court located in San Diego County.
          11.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.
          11.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.3 shall be void.
          11.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.
          11.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
          11.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Such writing may be delivered by any means including e-mail, facsimile or overnight delivery with a reputable overnight delivery service, to the following address of the respective parties:
If to Halozyme:	Halozyme, Inc. 11588 Sorrento Valley Road, Suite 17 San Diego, California 92121 Attn: President and Chief Executive Officer

With a copy to:	Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92121 Attention: Mark R. Wicker

If to Baxter:	Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015-4633 Attn: President, BioScience

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With a copy to:	Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015-4633 Attn: General Counsel

And to:	Baxter Healthcare SA Hertistrasse 2 CH-8304 Wallisellen Switzerland Attn: Corporate Counsel
          11.7 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.
          11.8 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 11.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 9 ABOVE.
          11.9 Halozyme In-Licenses. Notwithstanding anything to the contrary in this Agreement, the grant of rights by Halozyme under this Agreement shall be subject to and limited in all respects by the terms of the applicable Halozyme In-License(s) pursuant to which Halozyme acquired any Licensed IP Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that Halozyme may grant such rights and sublicenses under such Halozyme In-Licenses.
          11.10 Complete Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.
          11.11 Baxter Entities. Each of Baxter Healthcare Corporation and Baxter Healthcare S.A. (a) represents and warrants that all Affiliates within the definition of Baxter shall be bound by the terms and conditions of this Agreement as if each were an original signatory to this Agreement, and (b) shall be jointly and severally liable for all acts and omissions of any Baxter entity in connection with this Agreement. Any act or omission of, or notice to, any Baxter entity shall constitute the act or omission of, or notice to, each Baxter entity.

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          11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.
          11.13 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
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     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

HALOZYME, INC.
By:	/s/ Jonathan Lim
	Name:	Jonathan E. Lim
	Title:	President and Chief Executive Officer

BAXTER HEALTHCARE CORPORATION
By:	/s/ David Scharf
	Name:	David Scharf
	Title:	Corporate Vice President

BAXTER HEALTHCARE S.A.
By:	/s/ Ignacio Martinez de Lecea
	Name:	Ignacio Martinez de Lecea
	Title:	Corporate Counsel